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  7.Non-Solicitation of Employees/Contractors.

      (a)Employee agrees that during the course of his employment with the Company, and for the period of twelve (12) months following the Termination Date (the "Restriction Term"), regardless of the reason for the termination, Employee will not, in any manner, hire or engage, or assist any company or business organization by which Employee is employed or which is directly or indirectly controlled by Employee to hire or engage, any person who is or was employed by the Company (or is or was an agent, representative, contractor or consultant of the Company) at any time after May 1, 2001 or during the twelve
(12) months following the Termination Date.

      (b)Employee further agrees that during the Restriction Term, regardless of the reason for Employee's termination from employment, Employee will not solicit, recruit or induce, in any manner, any person who is or was employed by the Company (or is or was an agent, representative, contractor or consultant of the Company) at any time after May 1, 2001 or during the twelve
(12) months following the Termination Date to leave his or her employment or engagement with the Company.

  8.Non-Solicitation of Clients. Employee agrees that during the Restriction Term, regardless of the reason for Employee's termination from employment, Employee will not (except for ad hoc consulting assignments and/or Board of Director assignment[s], with the consent of the Company):

      (a)Solicit, do business with or interfere in any way with the Company's relationship with, any client of the Company with whom Employee had contact or for whom Employee performed services during the period of five years prior to the end of Employee's employment with the Company; or

      (b)Solicit, do business with or interfere in any way with the Company's relationship with, any client of the Company about whom Employee obtained Confidential Information, or became familiar with through Confidential Information (as defined in Section 10(b)), during Employee's employment with the Company.

  9.Noncompetition.

(a) Employee agrees that during the Restriction Term, regardless of the reasons for his termination, he shall not, directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of any entity (a) accept employment or establish any other relationship with any business within the world that is in competition with the products or services created, developed or under development, manufactured or planning to be manufactured, marketed or planning to be marketed, distributed or planning to be distributed, sold or planning to be sold, by the Company at the time of his termination (collectively, the "Products And Services"), or (b) engage in any business or activity within the world that is in competition with the Products And Services, provided, however, that the record or beneficial ownership of one (1) percent or less of the outstanding publicly traded capital stock of any entity shall not be deemed, in and of itself, to be in violation of this Section.

      (b)Employee acknowledges and agrees that the Company conducts business operations throughout the world and that given the Company's worldwide scope of operations, the geographic restriction contained in Section 9(a) is reasonable.

  10.Confidentiality.

      (a)During Employee's employment with the Company and at any time thereafter, Employee shall not disclose or use or otherwise exploit, for his own benefit, or for the benefit of any other person or entity, any Confidential Information (as defined in Section 10(b)). Employee acknowledges that all Confidential Information, together with all notes and records relating thereto and all copies, electronic versions and facsimiles thereof, are the exclusive property of the Company. Employee shall return all such Confidential Information to the Company promptly upon request by the Company and, in any event, promptly upon any termination or expiration of this Agreement.

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      (b)"Confidential Information" shall mean any of the trade secrets or confidential information concerning the organization, business or finances of the Company or of any third party, including, but not limited to, clients and vendors, which the Company is under an obligation to keep confidential. Such Confidential Information shall include, but is not limited to, trade secrets or confidential information respecting existing and future products and services, designs, methods, formulas, drafts of publications, research, know-how, techniques, systems, databases, processes, software programs or code, developments or experimental work, works of authorship, customer lists and/or customer information, business plans, marketing plans, sales techniques, projects, the Company's salary and/or pay rates, other Company personnel information, and all other plans and proposals.

      (c)Employee agrees that during Employee's employment, Employee shall not make, use or permit to be used any Company Documentation (as defined in Section 10(d)) otherwise than for the benefit of the Company. Employee further agrees that Employee shall not, after the termination of Employee's employment for any reason, use or permit others to use any such Company Documentation, it being agreed that all Company documentation shall be and remain the sole and exclusive property of the Company. Immediately upon the termination of Employee's employment for any reason, Employee shall deliver all Company Documentation, and all copies thereof, to the Company, at its main office.

      (d)The term "Company Documentation" shall mean notes, drafts, research, memoranda, manuscript, reports, proposals, business plans, marketing plans, lists, correspondence, records, drawings, sketches, blueprints, specifications, software programs, data, documentation or other materials of any nature and in any form, whether written, printed, or in digital format or otherwise, relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs.

      (e)Employee recognizes that the Company has received and in the future will receive from third parties, including, but not limited to, clients and vendors, their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees that Employee owes the Company and such third parties, during the term of Employee's employment and thereafter, regardless of the reason for Employee's termination of employment, a duty to hold all such confidential or proprietary information in the strictest of confidence and not to disclose it to any person, entity or corporation (except as necessary in carrying out Employee's work for the Company consistent with the Company's agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company's agreement with such third party) without the express written authorization of the Company.

      (f) Employee agrees that Employee will not, during Employee's employment with the Company, use or disclose any proprietary information or trade secrets of Employee's former employers or of any other third parties, and that Employee will not bring onto the premises of the Company any unpublished document or any property belonging to Employee's former employers or of any other third party, unless consented to in writing by said employers or third parties.

  11.Ownership of Information and Documents. For purposes of this Agreement, "Work Product" shall mean all information, including but not limited to, data, materials, text, drawings, specifications, reports, notes, documentation, computer programs, inventions (whether or not patentable), records, business information, trade secrets and all works of authorship (including, without limitation, all copyrights and trademarks existing therein), conceived and/or reduced to practice, created or developed by Employee, alone or jointly with others, related to the business of Company or any client or conceived during work hours. Employee shall promptly and fully disclose to the Company any and all of such Work Product. All Work Product, whether preliminary or final, tangible or intangible, shall be and remain the sole property of Company (unless assigned or licensed by the Company), and shall not be photocopied, reproduced or removed from the premises of Company or client except as required to perform duties under this Agreement or with the written permission of client. All Work Product shall be delivered either to Company, or to client upon request and, in any event, upon any termination or expiration of this Agreement. Employee hereby releases any right, title and interest Employee may have to any Work Product during the term of this Agreement. To the extent the Work Product is not, by operation of law, considered work for hire for the Company, or ownership of all right, title and interest of the intellectual property rights in the Work Product

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has not otherwise vested exclusively in Company, Employee hereby irrevocably assigns to Company, without further consideration, Employee's entire right, title, and interest in and to such Work Product. Employee agrees to execute documents reasonable or necessary to vest all right, title, and interest in and to any Work Product, including, but not limited to, patents, patent applications and trademark, and copyright filings. Employee shall maintain backup procedures during his employment with the Company to ensure that no data, documentation, program, text, specifications, notes, texts, drawings or other information prepared by Employee on behalf of Company or client are lost or destroyed.

  12.Representations.

      (a)This Agreement represents the complete and sole understanding between the parties concerning the subject matter hereof, and supersedes any and all other agreements and understandings, whether oral or written, concerning the subject matter hereof.

      (b)This Agreement may not be modified, altered or rescinded except upon written consent of the Company and you. If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against the public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise.

      (c)You may not assign any of your rights or delegate any of your duties under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of the successors and assigns of the Company.

  13.Cessation and/or Forfeiture of Payments and/or Benefits. If Employee breaches his obligations under this Agreement to enter into a Release Agreement as specified in Section 1(c), he shall be obligated to repay to the Company the Lump Sum Payment referenced in Section 2(c). The above-referenced repayment of the Lump Sum Payment shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company, including the right to seek specific performance or an injunction.

  14.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

YOU REPRESENT THAT YOU HAVE READ THE FOREGOING AGREEMENT, FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT, AND ARE VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS AGREEMENT, YOU DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY, WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT. YOU FURTHER ACKNOWLEDGE THAT YOU HAVE HAD THE OPPORTUNITY TO AND DID CONSULT WITH AN ATTORNEY OF YOUR CHOOSING REGARDING THIS AGREEMENT.

-------------------------------        -------------------------------
Terry Hall                             Cognos Corporation
                                       By:
                                       Title:

Dated: ________________________        Dated: ________________________

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